                                                                    EXHIBIT 99.5

           NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

(1) The unaudited pro forma combined condensed information presented herein is not necessarily indicative of the results of operations or the combined financial position that would have resulted had the acquisitions been consummated at the beginning of the applicable periods presented, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities.

(2) The Deposit Guaranty acquisition will be accounted for on a "pooling of interests" accounting basis, and accordingly the related pro forma adjustments herein reflect, where applicable, an Exchange Ratio of 1.17 shares of First American Common Stock for each of the 41,597,648 shares of Deposit Guaranty Common Stock which were outstanding at March 31, 1998.

     As a result, information was adjusted for the acquisitions by the (i) addition of 48,669,248 shares of First American Common Stock amounting to $121,672,500; (ii) elimination of 41,597,648 shares of Deposit Guaranty Common Stock; and (iii) recording the difference of $98,973,000 as a decrease to capital surplus.

(3) In connection with the merger, the companies expect to incur certain restructuring and merger-related costs, including investment banking, legal, accounting, and other related transaction costs and fees. Additionally, the companies expect to incur other restructuring and merger-related costs associated with the integration of the separate companies and institution of efficiencies anticipated as a result of the charges to be recognized in connection with the merger is estimated to be approximately $71 million, after tax. Such items include severance of $27,000,000, systems and software write-offs of $13,000,000, facilities contracts of $18,000,000 and a $15,000,000 contribution to the charitable foundation and other items which in total amount to $71,000,000, after tax.

     These restructuring and merger related costs will be charged to expense in the period in which the Merger is consummated, or in subsequent periods when incurred. The restructuring and merger related expenses can only be estimated at this time, and are subject to revision as further information becomes available.

(4) Income per share data has been computed in accordance with FASB No. 128 based on the combined historical net income applicable to the First American shareholders and Deposit Guaranty shareholders using the historical weighted average shares outstanding of First

     American Common Stock and the weighted average outstanding shares of Deposit Guaranty, adjusted to equivalent shares of First American Common Stock, as of the earliest applicable period presented.

(5) Certain insignificant reclassifications have been included herein to conform statement presentations. Transactions conducted in the ordinary course of business between First American and Deposit Guaranty are immaterial and, accordingly, have not been eliminated.

(6) First American expects to realize significant revenue enhancements and cost savings from the Deposit Guaranty acquisition. The pro forma financial information, which does not reflect any revenue enhancements or potential savings from the consolidation of operations of First American and Deposit Guaranty, is not indicative of future operations. No assurance can be given with respect to the ultimate level of revenue enhancements or cost savings. To the extent that statements in this report relate to the plans, objectives or future performance of First American Corporation, these statements may be deemed to be forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on Management's current expectations and the current economic environment. Actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties. Additional discussion of factors affecting First American's business and prospects is contained in the Company's periodic filings with the Securities and Exchange Commission.

                         INDEX TO FINANCIAL STATEMENTS


Independent Auditors' Report
Consolidated Statements of Condition - December 31, 1997 and 1996 Consolidated Statements of Earnings - Years Ended December 31, 1997,
         1996, and 1995
Consolidated Statements of Changes in Stockholders' Equity - Years
         Ended December 31, 1997, 1996, and 1995
Consolidated Statements of Cash Flows - Years Ended December 31, 1997,
         1996, and 1995
Notes to Consolidated Financial Statements

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
Deposit Guaranty Corp.:

          We have audited the consolidated financial statements of Deposit Guaranty Corp. and subsidiaries as listed in the accompanying index. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Deposit Guaranty Corp. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.



Jackson, Mississippi                          KPMG Peat Marwick LLP
February 12, 1998

                      CONSOLIDATED STATEMENTS OF CONDITION
                             Deposit Guaranty Corp.


(In Thousands Except Share Data)                                                                      December 31,
--------------------------------                                                                      ------------
                                                                                                 1997              1996
                                                                                                 ----              ----

Assets
Cash and due from banks                                                                     $    418,137     $    385,009
Interest-bearing bank balances                                                                    11,218            1,732
Federal funds sold and securities purchased under agreements to resell                            59,590           47,640
Trading account securities                                                                         1,459            2,505
Securities available for sale                                                                  1,424,527        1,462,038
Investment securities (fair value:  1997-$181,266; 1996-$152,412)                                174,952          145,087
Loans                                                                                          4,431,683        3,979,877
    Allowance for loan losses                                                                    (64,651)         (62,205)
                                                                                         ---------------  --------------
             Net loans                                                                         4,367,032        3,917,672
                                                                                            ------------     ------------
Premises and equipment                                                                           171,190          148,327
Intangible assets                                                                                137,084           89,239
Other assets                                                                                                      174,538
          183,648
    Total assets                                                                             $ 6,939,727      $ 6,382,897
                                                                                             ===========      ===========

Liabilities
Deposits:
    Noninterest-bearing                                                                      $ 1,270,344      $ 1,160,914
    Interest-bearing                                                                           4,103,618        3,864,835
                                                                                            ------------     ------------
             Total deposits                                                                    5,373,962        5,025,749
Federal funds purchased, securities sold under agreements to repurchase
    and other short-term borrowings                                                              642,812          543,029
Long-term liabilities                                                                            186,397           99,405
Other liabilities                                                                                101,318          133,448
                                                                                           -------------    -------------
    Total liabilities                                                                          6,304,489        5,801,631
                                                                                            ------------     ------------

Stockholders' equity
Cumulative preferred stock, no par value, authorized:  25,000,000 shares of class A voting; and 25,000,000 shares of class B non-voting; issued
    and outstanding:  none                                                                             -                -
Common stock, no par value, authorized 100,000,000 shares; issued and
    outstanding:  1997 - 40,830,231 shares; 1996 - 39,185,394 shares                              22,355           21,491
Surplus                                                                                          154,748          174,995
Retained earnings                                                                                455,872          383,211
Unrealized gain on securities available for sale, net of deferred income taxes                     2,263            1,569
                                                                                         ---------------  ---------------
    Total stockholders' equity                                                                   635,238          581,266
                                                                                           -------------    -------------
    Total liabilities and stockholders' equity                                               $ 6,939,727      $ 6,382,897
                                                                                             ===========      ===========



          See accompanying notes to consolidated financial statements.

                      CONSOLIDATED STATEMENTS OF EARNINGS
                             Deposit Guaranty Corp.


(In Thousands Except Share Data)                                                             Year Ended December 31,
--------------------------------                                                             -----------------------
                                                                                        1997          1996         1995
                                                                                        ----          ----         ----
Interest income
Interest and fees on loans                                                            $ 372,016    $ 327,065    $ 287,742
Interest on investment securities:
    Taxable                                                                              13,531       10,467       87,896
    Exempt from Federal income tax                                                            6            1        8,180
Interest on securities available for sale:
    Taxable                                                                              87,186       72,576       10,095
    Exempt from Federal income tax                                                       10,048       11,383          967
Interest on trading account securities                                                      221          416          354
Interest on Federal funds sold and securities purchased under agreements to resell        2,264        9,989        6,317
Interest on bank balances                                                                   193          325        1,153
                                                                                    ------------   ---------   ----------
    Total interest income                                                               485,465      432,222      402,704
                                                                                     ----------   ----------   ----------
Interest expense
Interest on deposits                                                                    163,779      151,375      143,640
Interest on Federal funds purchased, securities sold under agreements to
    repurchase and other short-term borrowings                                           28,780       27,222       29,792
Interest on long-term liabilities                                                         8,310        4,091            -
                                                                                   ------------ ------------   ----------
    Total interest expense                                                              200,869      182,688      173,432
                                                                                     ----------   ----------   ----------
Net interest income                                                                     284,596      249,534      229,272
Provision for loan losses                                                                 7,500        5,340        2,160
                                                                                   ------------ ------------  -----------
Net interest income after provision for loan losses                                     277,096      244,194      227,112
                                                                                     ----------   ----------   ----------
Other operating income
Service charges on deposit accounts                                                      42,143       35,584       32,084
Fees for trust services                                                                  19,084       16,413       14,793
Gains on securities transactions                                                          2,086          118          919
Other service charges, commissions and fees                                              63,266       56,624       39,250
Other                                                                                     7,024        8,506        4,943
                                                                                    ----------- ------------ ------------
    Total other operating income                                                        133,603      117,245       91,989
                                                                                     ----------   ----------  -----------
Other operating expense
Salaries and employee benefits                                                          139,792      129,660      111,556
Net occupancy                                                                            19,523       16,073       13,838
Equipment                                                                                20,083       17,618       16,196
Service fees                                                                             17,428       16,237       12,735
Communication                                                                            12,430       10,607        9,100
FDIC assessment                                                                             689           94        4,906
Advertising and public relations                                                         10,851        9,484        8,668
Intangible amortization                                                                  11,580        6,917        5,734
Other                                                                                    38,671       30,518       28,719
                                                                                    -----------  -----------  -----------
    Total other operating expense                                                       271,047      237,208      211,452
                                                                                     ----------   ----------   ----------
Income before income taxes                                                              139,652      124,231      107,649
Income tax expense                                                                       47,372       40,621       35,029
                                                                                    -----------  -----------  -----------
Net income                                                                           $   92,280   $   83,610   $   72,620
                                                                                     ==========   ==========   ==========
Net income per share:
    Basic                                                                                $ 2.25       $ 2.16       $ 1.89
    Diluted                                                                                2.23         2.14         1.87

Weighted average shares outstanding:
    Basic                                                                            41,082,356   38,760,192   38,431,162
    Diluted                                                                          41,413,294   39,006,669   38,780,032


          See accompanying notes to consolidated financial statements.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                             Deposit Guaranty Corp.


                                                                                     Unrealized
                                                                                       Gain on
                                                                                     Securities
                                                Common                   Retained     Available     Treasury
(In Thousands Except Share Data)                 Stock       Surplus     Earnings     For Sale        Stock        Total
---------------------------------                -----       -------     --------     --------        -----        -----

Balance, December 31, 1994                   $   19,361    $  154,726    $ 269,508 $      1,973  $    (2,019)  $  443,549
Net income for 1995                                   -             -       72,620            -            -       72,620
Net change in unrealized gain on securities
     available for sale, net of deferred income
     tax     of $10,447                               -             -            -       17,117            -       17,117
Cash dividends declared ($ .605 per share)            -             -      (23,075)           -            -      (23,075)
Issuance of 6,114,582 shares of common stock
     in acquisitions                              3,348        64,094        8,580            -            -       76,022
Purchase of 2,645,800 shares and retirement
     of 2,785,800 shares of common stock         (1,526)      (49,253)           -            -        2,019      (48,760)
Issuance of 134,400 shares of common stock
     under executive stock option plan               74         1,027            -            -            -        1,101
Tax benefit from exercise of stock options            -           479            -            -            -          479
                                                 ------------------------------------------------------------------------
Balance, December 31, 1995                       21,257       171,073      327,633       19,090            -      539,053
Net income for 1996                                   -             -       83,610            -            -       83,610
Net change in unrealized gain on securities
     available for sale, net of deferred income
     tax     of $10,656                               -             -            -      (17,521)           -      (17,521)
Cash dividends declared ($ .715 per share)            -             -      (28,000)           -            -      (28,000)
Issuance of 1,687,888 shares of common stock
     in acquisitions                                926        36,523          (32)           -            -       37,417
Purchase and retirement of 1,629,900 shares
     of common stock                               (894)      (38,206)           -            -            -      (39,100)
Issuance of 368,120 shares of common stock
     under executive stock option plan              202         3,643            -            -            -        3,845
Tax benefit from exercise of stock options            -         1,962            -            -            -        1,962
                                                 ------------------------------------------------------------------------
Balance, December 31, 1996                       21,491       174,995      383,211        1,569            -      581,266
Net income for 1997                                   -             -       92,280            -            -       92,280
Net change in unrealized gain on securities
     available for sale, net of deferred income
     tax     of $375                                  -             -            -          694            -          694
Cash dividends declared ($ .830 per share)            -             -      (33,558)           -            -      (33,558)
Issuance of 4,410,470 shares of common stock
     in acquisitions                              2,378        68,220       13,939            -            -       84,537
Purchase and retirement of 2,900,636 shares
     of common stock                             (1,588)      (91,337)           -            -            -      (92,925)
Issuance of 135,003 shares of common stock
     under executive stock option plan               74         1,857            -            -            -        1,931
Tax benefit from exercise of stock options            -         1,013            -            -            -        1,013
                                             ----------------------------------------------------------------------------
Balance, December 31, 1997                   $   22,355    $  154,748    $ 455,872 $      2,263$           -   $  635,238
                                             ============================================================================



          See accompanying notes to consolidated financial statements.

                             CONSOLIDATED STATEMENTS OF CASH FLOWS
                                      Deposit Guaranty Corp.


(In Thousands)                                                                                 Year Ended December 31,
                                                                                             1997       1996       1995
                                                                                         --------------------------------
Cash flows from operating activities
Net income                                                                               $   92,280 $   83,610 $   72,620
Adjustments to reconcile net income to net cash provided by operating activities:
     Provision for loan losses                                                                7,500      5,340      2,160
     Provision for losses on other real estate                                                  736        165        154
     Provision for depreciation and amortization                                             38,769     31,176     25,998
     Provision for deferred income taxes                                                      6,847      1,979     (3,259)
     Amortization (accretion) of premium (discount) on investment securities, net                86        563    (23,339)
     Accretion of discount on securities available for sale, net                             (2,641)    (3,477)      (666)
     Deferred loan fees and costs                                                            (2,251)    (2,677)    (2,716)
     Decrease in other liabilities                                                          (10,518)    (7,034)    (3,306)
     Increase in other assets                                                                (4,300)    (9,378)   (11,940)
     Net cash received from (paid for) loans held for resale                                 56,120    (19,796)   (49,934)
     Gains on securities available for sale transactions                                       (323)       (12)      (919)
     Gains on investment securities transactions                                             (1,763)      (106)         -
     Other, net                                                                              (1,900)     6,269     (4,621)
                                                                                         ---------------------------------
         Net cash provided by operating activities                                          178,642     86,622        232
                                                                                         ---------------------------------
Cash flows from investing activities
Net (increase) decrease in interest-bearing bank balances                                    (9,423)    (1,732)   135,298
Net (increase) decrease in Federal funds sold and securities
     purchased under agreements to resell                                                    51,896    399,129   (209,410)
Proceeds from sales of securities available for sale                                      1,551,028  1,391,991    423,530
Proceeds from maturities and principal repayments of investment securities                   65,956     46,077    816,065
Proceeds from maturities and principal repayments of securities available for sale          209,693    545,643    174,371
Purchases of investment securities                                                          (88,619)   (52,104)  (643,049)
Purchases of securities available for sale                                               (1,600,939)(2,154,049)  (492,674)
Net increase in loans                                                                      (149,658)  (284,040)  (348,698)
Proceeds from sales of other real estate                                                      3,384      4,591      3,578
Purchases of premises and equipment                                                         (25,607)   (18,263)   (18,551)
Proceeds from sales of premises and equipment                                                 1,602        742        586
Payment for purchase of common stock of acquired companies and other acquisition costs      (28,952)    (3,593)   (19,739)
Cash and due from banks of acquired companies                                                38,365      8,304     26,646
                                                                                        ----------------------------------
         Net cash provided (used) by investing activities                                    18,726   (117,304)  (152,047)
                                                                                        ----------------------------------
Cash flows from financing activities
Net increase (decrease) in deposits                                                        (217,902)   101,217    238,759
Net increase (decrease) in Federal funds purchased, securities sold
     under agreements to repurchase, and other short-term borrowings                         91,981    (66,851)    31,963
Repayment of line of credit to fund loans held for resale                                         -          -    (32,955)
Proceeds from long-term liabilities                                                          85,000     99,381          -
Proceeds from the exercise of common stock options                                            1,931      3,845      1,101
Purchases of common stock                                                                   (92,925)   (39,100)   (48,760)
Cash dividends paid                                                                         (32,325)   (26,507)   (21,355)
                                                                                        ----------------------------------
         Net cash provided (used) by financing activities                                  (164,240)     71,985   168,753
                                                                                        ----------------------------------
         Increase in cash and due from banks                                                 33,128     41,303     16,938
         Cash and due from banks at beginning of year                                       385,009    343,706    326,768
                                                                                        ----------------------------------
         Cash and due from banks at year end                                              $ 418,137  $ 385,009  $ 343,706
                                                                                        ==================================

Income taxes: The Company made income tax payments of $37.2 million, $38.6 million and $35.5 million during the years ended December 31, 1997, 1996 and 1995, respectively.

Interest: The Company paid $197.6 million, $183.3 million and $168.7 million in interest on deposits and other borrowings during the years ended December 31, 1997, 1996 and 1995, respectively.


          See accompanying notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             Deposit Guaranty Corp.


NOTE 1 - BUSINESS, BASIS OF FINANCIAL STATEMENT PRESENTATION, ACCOUNTING POLICIES AND RECENT PRONOUNCEMENTS

BUSINESS

     The Company and its subsidiaries are engaged in the general banking business and activities closely related to banking. Banking services are provided primarily to customers in Mississippi, Louisiana and Arkansas through the Company's banking subsidiary. The Company is subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities.
     On December 8, 1997, the Company announced an agreement to be acquired by First American Corp. headquartered in Nashville, Tennessee. The merger is expected to take place during the second quarter of 1998 in a tax free exchange of common stock and is expected to be accounted for as a pooling of interests.

BASIS OF FINANCIAL STATEMENT PRESENTATION
     The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, the Company is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the statements of condition and the reported amounts of revenues and expenses for the years then ended. Actual results could differ significantly from those estimates.
     Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and real estate owned, the Company obtains independent appraisals for significant properties.
     The Company believes that the allowances for loan losses and real estate owned are adequate. While the Company uses available information to recognize losses on loans and real estate owned, future adjustments to the allowances may be necessary based on changes in economic conditions.

ACCOUNTING POLICIES

CONSOLIDATION
     The consolidated financial statements of the Company include Deposit Guaranty Louisiana Corp. (DGLC) and G & W Life Insurance Co., wholly-owned subsidiaries and Deposit Guaranty National Bank (DGNB), a wholly-owned subsidiary of DGLC. All significant intercompany accounts and transactions have been eliminated in consolidation.

CASH EQUIVALENTS
     The Company considers only cash and amounts due from banks to be cash equivalents.

TRADING ACCOUNT SECURITIES
     Trading account securities are reported at fair value. Realized and unrealized gains or losses on trading account securities are reflected in other operating income.

SECURITIES AVAILABLE FOR SALE
     Securities available for sale prior to maturity are reported at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity, net of related deferred income taxes. Premiums are amortized and discounts are accreted using the interest method. The amortization of premiums and accretion of discounts on mortgage-backed securities is periodically adjusted to reflect the actual prepayment experience of the underlying mortgage loans. Gains or losses on the sale of these securities, computed based on the carrying value of the specific securities sold, are classified as gains on securities transactions in other operating income.

INVESTMENT SECURITIES
     Investment securities are securities which the Company has the positive intent and ability to hold to maturity. Investment securities are stated at cost, adjusted for amortization of premiums and accretion of discounts using the interest method. The amortization of premiums and discounts on mortgage-backed securities is periodically adjusted to reflect the actual prepayment experience of the underlying mortgage loans.

LOANS HELD FOR SALE
     Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

LOANS
     Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs.

DERIVATIVE FINANCIAL INSTRUMENTS
     TRADING INSTRUMENTS: Derivative financial instruments held for trading are recorded at fair value. These instruments are used by the Company to generate additional other operating income. Realized and unrealized gains and losses on trading positions are recognized in other operating income during the period in which the gain or loss occurs. Interest income and expense arising from trading instruments are included in other operating income.
     RISK MANAGEMENT INSTRUMENTS: As part of its asset/liability management activities, the Company may enter into interest rate futures, forwards, swaps and option contracts. These derivative financial instruments are categorized as risk management instruments and are carried at fair value unless the instrument qualifies for hedge accounting treatment. Adjustments on risk management instruments carried at fair value are reflected in other operating income. Gains and losses realized on futures and forward contracts qualifying as hedges are deferred and amortized over the terms of the related assets or liabilities and are included as adjustments to interest income or interest expense. Settlements on interest rate swaps and option contracts are recognized over the lives of the agreements as adjustments to interest income or interest expense.
     Interest rate contracts used in connection with the securities available for sale portfolio are carried at fair value with gains and losses, net of applicable deferred income taxes, reported in stockholders' equity, consistent with the reporting of unrealized gains and losses on such securities. Premiums paid for interest rate floors qualifying for hedge accounting are deferred and classified with the assets and liabilities hedged and are amortized to interest income or expense over the life of the instrument.

INTEREST AND FEES ON LOANS
     Interest on loans is recognized based on the interest method. The recognition of interest is suspended on commercial loans when principal or interest is past due ninety days or more and collateral is inadequate to cover principal and interest or when, in the opinion of management, full collection is unlikely. Interest on such loans is subsequently recognized only in the period in which payments are received, and in certain situations, such payments are applied to reduce principal when loans are unsecured or collateral values are deficient. A nonaccrual loan is returned to accrual status provided all principal and interest amounts are reasonably assured of repayment within a reasonable period and the borrower has demonstrated sustained payment performance. Nonrefundable loan fees and direct origination costs are deferred and amortized over the life of the loan as an adjustment of the yield. Commitment fees are deferred and recognized as noninterest income over the commitment period.

ALLOWANCE FOR LOAN LOSSES
     The allowance for loan losses is maintained at a level considered adequate to provide for reasonably foreseeable potential losses on loans. The allowance is based on management's evaluation of the loan portfolio considering economic conditions, volume and composition of the loan portfolio, past experience and other relevant factors.
     Impaired and restructured loans are measured at the present value of expected future cash flows, discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The difference between the impaired loan's carrying value and the fair value is recognized as a valuation adjustment and included in the allowance for loan losses.

OTHER REAL ESTATE OWNED
     Other real estate owned includes assets that have been acquired in satisfaction of debt. Other real estate owned is reported in other assets and is recorded at the lower of cost or estimated fair value less estimated costs to sell. Any valuation adjustments required prior to foreclosure are charged to the allowance for loan losses. Subsequent to acquisition, losses on the periodic revaluation of the property are charged to current period earnings as other operating expense. Costs of operating and maintaining the properties, net of related income and gains (losses) on their disposition, are charged to other operating expense as incurred.
     Expenditures to complete or improve properties are capitalized if the expenditures are expected to be recovered upon the ultimate sale of the property.

PREMISES AND EQUIPMENT
     Premises and equipment are stated at cost. Depreciation and amortization are computed principally using the straight-line method over the estimated useful lives of the assets. Any gain or loss resulting from disposition is included in other operating income. Expenditures for maintenance and repairs are charged to other operating expense and renewals and betterments are capitalized.
     Effective January 1, 1996, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Measurement of an impairment loss for long-lived assets and identifiable intangibles that an entity expects to hold and use is based on the fair value of the asset. This statement requires that the majority of long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. The adoption of SFAS No. 121 did not have a material impact on the consolidated financial statements.

INTANGIBLE ASSETS
     Goodwill, representing the excess of the cost of acquisitions over the fair value of the net assets acquired, is amortized using the straight-line method over periods not exceeding 15 years. Core deposit intangibles represent the net present value of the future economic benefits related to the use of deposits assumed and are amortized on a straight-line basis generally over ten years.
     The Company reviews its intangible assets for possible impairment when there is a significant event that may detrimentally impact the underlying basis of the asset.

MORTGAGE SERVICING RIGHTS
     Mortgage servicing rights, which represent the right to receive future servicing income, are amortized over the period of, and in proportion to, estimated net servicing income. At least annually, the Company evaluates the carrying amount of its servicing rights for impairment by analyzing the discounted cash flows of such assets under current market conditions.

INCOME TAXES
     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the deferred tax liability or asset is expected to be settled or realized.

NET INCOME PER SHARE
     Effective December 31, 1997, the Company adopted SFAS No. 128,
"Earnings Per Share." SFAS No. 128 establishes standards for computing and presenting earnings per share. Basic net income per share is based on net income available to common shareholders divided by the weighted average number of shares outstanding during each year. Diluted net income per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the Company's earnings. The dilutive effect of securities and contracts potentially convertible to common stock is calculated using the treasury stock method. Prior periods have been restated to conform to the new presentation.

RECLASSIFICATIONS
     Certain prior period amounts have been reclassified to conform with the 1997 presentation.

RECENT PRONOUNCEMENTS
     In June 1996, the Financial Accounting Standards Board (FASB) issued
SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. SFAS No. 125 requires that an entity recognize the financial and servicing assets it controls and the liabilities it has incurred, derecognize financial assets when control has been surrendered, and derecognize liabilities when extinguished. This statement provides consistent accounting for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. This statement, as amended by SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125," is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is effective after December 31, 1997, for repurchase agreements, dollar-roll agreements, securities lending, and similar transactions. The adoption of this statement did not have a material impact on the consolidated financial statements.
     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting comprehensive income and its components in a full set of general-purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement displayed with the same prominence as other financial statements. The statement requires that the Company classify items of other comprehensive income by their nature and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the Statement of Condition. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. The adoption of this statement will not have a material impact on the financial statements.
     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 requires that the Company report financial and descriptive information about its reportable segments. Financial information is required to be reported on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments. This statement also requires that the Company report descriptive information about the way the operating segments were determined, the products and services provided by the operating segments, differences between the measurements used in reporting segment information and those used in the Company's financial statements, and changes in the measurement of segment amounts from period to period. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. The adoption of this statement will provide additional disclosures in the financial statements for the year ended December 31, 1998.


NOTE 2 - ACQUISITIONS
         Bank mergers and acquisitions completed by the Company during the three years ended December 31, 1997, along with the related accounting treatment, are as follows (dollars in millions):

                                                                                     Common           Cash      Accounting
        Financial Institution            State          Date          Assets      Shares Issued       Paid       Treatment
        ---------------------            ------         -----         -------     -------------       ----       ---------
LBO Bancorp, Inc.                         LA         Jan. 1995         $   96         1,360,842      $   -      Purchase
Citizens National Bancshares, Inc.        LA         May 1995             193         2,765,688          -      Pooling
First Merchants Financial Corporation     AR         Aug. 1995            280         1,988,052          4      Purchase
Bank of Gonzales Holding Company          LA         Jun. 1996            126         1,267,346          -      Purchase
Tuscaloosa Bancshares, Inc.               LA         Nov. 1996             41           420,542          -      Purchase
Jefferson Guaranty Bancorp, Inc.          LA         Jan. 1997            299         1,759,688         10      Purchase
First Capital Bancorp, Inc.               LA         Mar.1997             186         1,568,467          -      Pooling
NBC Financial Corporation                 LA         July 1997             69           422,529          -      Purchase
CitiSave Financial Corporation            LA         Aug. 1997             75                 -         19      Purchase

     For those acquisitions accounted for as a purchase business combination, the results of operations have been included in the financial statements from the date of acquisition. The pro forma effect on prior earnings of such acquisitions is not significant. For acquisitions accounted for as pooling of interests, the results of operations have been included in the financial statements from the beginning of the year acquired. Prior year financial statements have not been restated as the changes would have been immaterial.

     In addition to the mergers included in the table above, the Company acquired a branch operation and two mortgage companies. On March 10, 1995, the Company purchased the Coahoma County, Mississippi, operations of a local Mississippi bank. This acquisition added assets of approximately $82 million.
     On August 8, 1995, the acquisition of First Mortgage Corp. located in Omaha, Nebraska, was completed for $15.8 million in a purchase business combination. At the acquisition date, First Mortgage Corp. had a $1.1 billion mortgage servicing portfolio and six production offices in Nebraska and Oklahoma.
     On June 29, 1996, the Company purchased for $3.6 million, McAfee
Mortgage and Investment Company, located in Lubbock, Texas, in a transaction accounted for as a purchase business combination. McAfee Mortgage and Investment Company has 15 offices located throughout Texas and originated approximately $240 million in mortgage loans in 1995.
     On June 1, 1997, Deposit Guaranty issued 659,786 shares of its common stock in exchange for the 2% interest in Deposit Guaranty National Bank owned by minority shareholders. With this acquisition, the Company became the sole shareholder of Deposit Guaranty National Bank.
     On September 24, 1997, Deposit Guaranty entered into a definitive agreement to acquire Victory Bancshares, Inc. located in Memphis, Tennessee. The acquisition of Victory Bank, with approximately $115 million in assets, is expected to be consummated during the first quarter of 1998. The number of shares of Deposit Guaranty common stock to be exchanged for all of the outstanding shares of Victory Bancshares will be between 745,650 and 808,435 based on the exchange ratio which will be calculated based on the average market price of Deposit Guaranty common stock on the twenty consecutive trading days prior to the effective date. The acquisition of Victory Bancshares is expected to be accounted for as a pooling of interests.


NOTE 3 - NET INCOME PER SHARE
         Net income and weighted average shares used to calculate basic net income per share and diluted net income per share are presented below (in thousands except per share data):


                                        Net            Number
1997                                  Income          of Shares     Per Share
-----------------------------------------------------------------------------
Basic net income per share           $ 92,280            41,082       $2.25
Effect of dilutive securities:
     Forward purchase commitment            -                18        -
     Stock options                          -               313        -
---------------------------------------------------------------------------
Diluted net income per share         $ 92,280            41,413       $2.23
                                     ========            ======       =====

1996
Basic net income per share            $83,610            38,760       $2.16
Effect of dilutive securities:
     Stock options                          -               246        -
---------------------------------------------------------------------------
Diluted net income per share          $83,610            39,006       $2.14
                                      =======            ======       =====

1995
Basic net income per share            $72,620            38,431       $1.89
Effect of dilutive securities:
     Stock options                          -               349        -
---------------------------------------------------------------------------
Diluted net income per share          $72,620            38,780       $1.87
                                      =======            ======       =====


NOTE 4 - SECURITIES AVAILABLE FOR SALE AND INVESTMENT SECURITIES
     On November 27, 1995, the Company transferred investment securities with a carrying amount of $1.1 billion and a fair value of $1.2 billion to securities available for sale, as allowed by the FASB's Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities."

         The amortized cost and estimated fair value of securities available for sale, and investment securities follow (in thousands):

                                                                                    December 31,
                                                                                Gross            Gross           Estimated
                                                            Amortized        Unrealized       Unrealized           Fair
Securities available for sale                                 Cost              Gains           Losses             Value
-----------------------------                              ---------------------------------------------------------------
1997
U.S. Treasury and other U.S. Government agencies           $  555,614          $ 1,170          $ (1,785)      $  554,999
Obligations of states and political subdivisions              179,021            3,877              (190)         182,708
Mortgage-backed securities                                    686,283            1,675            (1,138)         686,820
                                                              -------            -----            -------         -------
                                                           $1,420,918          $ 6,722          $ (3,113)      $1,424,527
                                                           ==========          =======          =========      ==========

1996
U.S. Treasury and other U.S. Government agencies           $  715,808          $ 2,994          $ (7,287)      $  711,515
Obligations of states and political subdivisions              175,977            6,092            (1,236)         180,833
Mortgage-backed securities                                    567,235            3,008            (1,982)         568,261
Other securities                                                1,424                5                 -            1,429
                                                           --------------------------------------------------------------
                                                           $1,460,444          $12,099          $(10,505)      $1,462,038
                                                           ==========          =======          =========      ==========

                                                                                    December 31,
                                                                                Gross            Gross           Estimated
                                                            Amortized        Unrealized       Unrealized           Fair
Investment securities                                         Cost              Gains           Losses             Value
---------------------                                      ---------------------------------------------------------------
1997
U.S. Treasury and other U.S. Government agencies           $    9,369          $     -          $    (59)      $    9,310
Obligations of states and political subdivisions                   55                -                 -               55
Mortgage-backed securities                                     18,375            1,467                 -           19,842
Other securities                                              147,153            4,907                (1)         152,059
                                                              -------            -----                ---         -------
                                                           $  174,952          $ 6,374          $     (60)     $  181,266
                                                           ==========          =======          =========      ==========

1996
U.S. Treasury and other U.S. Government agencies           $    9,379          $     -          $   (110)      $    9,269
Obligations of states and political subdivisions                  105                -                 -              105
Mortgage-backed securities                                     60,581            5,047                 -           65,628
Other securities                                               75,022            2,423               (35)          77,410
                                                               ------            -----               ----          ------
                                                           $  145,087          $ 7,470          $   (145)      $  152,412
                                                           ==========          =======          =========      ==========

     The amortized cost and estimated fair value of securities available for sale and investment securities at December 31, 1997, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                 Estimated
                                               Amortized           Fair
Securities available for sale                    Cost              Value
-----------------------------                    ----              -----
Due in one year or less                      $    24,221      $    24,272
Due after one year through five years            285,773          287,343
Due after five years through ten years           273,491          274,714
Due after ten years                              151,150          151,378
                                                 -------          -------
                                                 734,635          737,707
Mortgage-backed securities                       686,283          686,820
                                                 -------          -------
                                             $ 1,420,918      $ 1,424,527
                                             ===========      ===========


                                                               Estimated
                                             Amortized           Fair
Investment securities                          Cost              Value
----------------------                         ----              -----
Due in one year or less                      $   6,266        $   6,290
Due after one year through five years           20,962           20,955
Due after five years through ten years         116,450          121,280
Due after ten years                             12,899           12,899
                                                ------           ------
                                               156,577          161,424
Mortgage-backed securities                      18,375           19,842
                                                ------           ------
                                             $ 174,952        $ 181,266
                                             =========        =========

     Gross gains of $8.3 million, $10.8 million and $1.2 million and gross losses of $7.9 million, $10.8 million and $338 thousand were realized on sales of securities available for sale in 1997, 1996, and 1995, respectively. Included in gross gains for 1997, 1996 and 1995 were $1.7 million, $107 thousand and $829 thousand, respectively related to premiums received for exercised written option contracts on securities available for sale.
     Securities available for sale and investment securities with a carrying amount of $1,194.0 million (fair value $1,196.8 million) at December 31, 1997 were pledged to secure public and trust deposits, for repurchase agreements, and for other purposes.


NOTE 5 - LOANS
     The Company makes commercial, financial, agribusiness, real estate and consumer loans to customers. Although the Company has a diversified loan portfolio, a substantial portion of its loan portfolio is concentrated in the states of Mississippi, Louisiana and Arkansas. Loans held for sale at December 31, 1997 and 1996 were $241.1 million and $295.1 million, respectively. The valuation allowance on such loans at December 31, 1997 and 1996 was not significant. The Company services mortgage loans, and at December 31, 1997, 1996 and 1995, the loan servicing portfolio approximated $3.8 billion, $3.8 billion and $3.5 billion, respectively. The composition of the loan portfolio follows (in thousands):

                                                    December 31,
                                               1997              1996
                                           ----------------------------
Commercial, financial and agricultural     $ 1,261,556      $ 1,104,648
Real estate - construction                     207,322          170,711
Real estate - mortgage                       2,001,094        1,800,031
Consumer                                       961,711          904,487
                                           -----------      -----------
Total loans                                $ 4,431,683      $ 3,979,877
                                           ===========      ===========

     In the ordinary course of business, the Company makes loans to its directors and principal officers of its subsidiaries, as well as other related parties. In the opinion of management, such loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other parties. A summary of changes in such loans during 1997 follows (in thousands):


Balance at January 1                            $   45,402

Additions                                          157,856

Reductions (including participations sold)        (159,169)
                                                ----------
Balance at December 31                          $   44,089
                                                ==========

     Transactions in the allowance for loan losses follow (in thousands):

                                              1997       1996         1995
                                              ----       ----         ----
Balance at January 1                        $ 62,205    $ 58,719    $ 55,873
Additions due to acquisitions                  7,541       2,062       4,652
Loans charged-off                            (22,851)    (14,309)    (12,324)
Recoveries on loans previously charged-off    10,256      10,393       8,358
                                              ------      ------       -----
Net charge-offs                              (12,595)     (3,916)     (3,966)
Provision for loan losses                      7,500       5,340       2,160
                                               -----       -----       -----
Balance at December 31                      $ 64,651    $ 62,205    $ 58,719
                                            ========    ========    ========

     The Company's total recorded investment in impaired loans as of December 31, 1997 and 1996 was $16.6 million and $11.7 million, respectively. Included in the balance of impaired loans at December 31, 1997 and 1996 is $6.4 million and $4.0 million which have related allowances of $2.8 million and $782 thousand, respectively for estimated credit losses determined in accordance with the provisions of SFAS No. 114. The remaining $10.2 million and $7.7 million of the balance of impaired loans at December 31, 1997 and 1996, respectively do not require an allowance under the provisions of SFAS No. 114 since the estimated discounted future cash flows or the collateral value was considered sufficient to cover any future deficiencies in loan payments. However, a general allowance for loan losses is available to absorb losses on these loans. The average recorded investment in impaired loans for the years ended December 31, 1997 and 1996 was $16.3 million and $14.5 million, respectively. All impaired loans are on nonaccrual status and are subject to the nonaccrual method for interest income recognition. There was no interest income recognized in 1997, 1996 and 1995 on loans identified as impaired.
     Loans on a nonaccrual status amounted to approximately $21.2 million at December 31, 1997 and $16.4 million at December 31, 1996. The effect on interest income of nonaccrual loans was not material in 1997, 1996 or 1995. Restructured loans were not significant in 1997 and 1996.
     Other real estate owned was $5.0 million at December 31, 1997 and December 31, 1996. Transactions in the allowance for losses on other real estate follow (in thousands):

                                     1997             1996              1995
                                     ----             ----              ----
Balance at January 1                $ 1,236           $ 1,730          $ 2,024
Additions due to acquisitions           209               197                -
Provision charged to expense            736               165              154
Losses charged to the allowance        (608)             (856)            (448)
                                      -----             -----            ----
Balance at December 31              $ 1,573           $ 1,236          $ 1,730
                                    =======           =======          =======

NOTE 6 - PREMISES AND EQUIPMENT
         A summary of premises and equipment follows (in thousands):

                                                             December 31,
                                                         1997         1996
                                                      -----------------------
Land                                                  $   34,030   $  27,485
Buildings and leasehold improvements                     196,831     177,087
Furniture and equipment                                  122,911     107,465
                                                         -------     -------
                                                         353,772     312,037
Less:  Accumulated depreciation and amortization        (182,582)   (163,710)
                                                       ---------   --------
Premises and equipment, net                            $ 171,190   $ 148,327
                                                       =========   =========

NOTE 7 - DEPOSITS
   The aggregate amount of certificates of deposit, each with a minimum denomination of $100,000, was $481.9 million and $395.6 million at December 31, 1997 and 1996, respectively.

NOTE 8 - SHORT-TERM BORROWINGS
   Federal funds purchased and securities sold under agreements to repurchase generally mature within one to four days from the transaction date. Other short term borrowings consist of term federal funds purchased and treasury tax and loan deposits and generally are repaid within one to 120 days from the transaction date.
   Information concerning securities sold under agreements to repurchase is summarized as follows (dollars in thousands):

                                               1997              1996
                                               ----              ----
Average balance during the year              $ 311,623        $ 280,876
Maximum month-end balance during the year      394,029          346,215
Balance at December 31                         394,029          271,435
Average interest rate during the year           4.74%             4.65%

     Securities underlying the repurchase agreements remain under the Company's control.


NOTE 9 - LONG-TERM LIABILITIES
     In April 1996, the Company issued $100 million in 7.25% Senior Notes due in 2006. These notes are not callable prior to maturity and no sinking fund is required. Interest on the notes is paid semi-annually. During 1997, the Company received $85 million in advances from the Federal Home Loan Bank. The advances, which accrue interest at a variable rate of interest with an average rate of 5.73% at December 31, 1997, mature in 2004. The advances are collateralized by Federal Home Loan Bank stock and first mortgage real estate loans. Interest on the advances is paid monthly. The table below shows the components of long-term liabilities included in the Company's statements of condition (in thousands):

                                             December 31, 1997                  December 31, 1996
                                             -----------------                  -----------------
                                           Par            Carrying            Par            Carrying
                                          Value            Amount            Value            Amount

Senior notes                            $ 100,000        $ 101,397         $ 100,000       $   99,405
Federal Home Loan Bank advances            85,000           85,000                 -                -
                                           ------           ------         ---------       ----------
     Total                              $ 185,000        $ 186,397         $ 100,000       $   99,405
                                        =========        =========         =========       ==========

     The Company maintains a $50 million line of credit at a commercial bank. The line of credit, which is for general corporate purposes, bears interest at an adjustable rate based on LIBOR and expires in May 1998. There is no commitment fee or compensating balance arrangement relating to this line of credit and there was no balance outstanding at December 31, 1997 or 1996.


NOTE 10 - LEASES
     Operating leases (primarily for branch bank space) expire at various dates. Most of these leases may be renewed beyond their present expiration dates. Future minimum payments under noncancelable operating leases with initial or remaining terms of one year or more at December 31, 1997, follow (in thousands):

1998                                   $   3,146
1999                                       2,500
2000                                       2,156
2001                                         843
2002                                         796
Thereafter                                 3,650
                                           -----
Total minimum lease payments            $ 13,091
                                        ========

     At December 31, 1997, the Company leases office space to others with expirations at various dates through 2005. These leases have an average term of approximately three years and require total minimum rentals of approximately $19.1 million. Most of these leases may be renewed beyond their present expiration dates.
     Rental expense of $10.5 million, $7.1 million, and $5.8 million in 1997, 1996 and 1995 respectively, included amounts for short-term cancelable leases and minimum rentals under operating leases.

NOTE 11 - INCOME TAXES
         Total income tax expense was allocated as follows (in thousands):

                                                                                1997             1996              1995
                                                                                ----             ----              ----
Income before income taxes                                                    $ 47,372          $ 40,621         $ 35,029
Other noncurrent intangible assets, for recognition of acquired tax
      benefits that previously were included in the valuation allowance              -                 -           (2,949)
Other noncurrent intangible assets, for recognition of acquired tax
      benefits relating to a prior purchase business combination                     -                 -             (181)
Stockholders' equity, for compensation expense for tax purposes in
      excess of amount recognized for financial reporting purposes              (1,013)           (1,962)            (479)
Stockholders' equity, for gains on securities available for sale for
      financial reporting purposes                                                 375           (10,656)          10,447
                                                                              --------         ---------         ------
                                                                              $ 46,734         $  28,003         $ 41,867
                                                                              ========         =========         ========

     The current and deferred components of income tax expense follow (in thousands):

                       1997             1996              1995
                       ----             ----              ----
Current
      Federal        $ 38,250          $ 36,900         $ 36,020
      State             1,600             1,742            2,268
Deferred
      Federal           6,903             1,835           (2,673)
      State               619               144             (586)
                          ---               ---             ----
                     $ 47,372          $ 40,621         $ 35,029
                     ========          ========         ========

     The differences between the income tax expense shown on the consolidated statements of earnings and the amounts computed by applying the Federal income tax rate of 35% to income before income taxes follow (in thousands):

                                               1997       1996         1995
                                               ----       ----         ----
Amount computed at statutory tax rates       $ 48,878    $ 43,481    $ 37,677
Increases (decreases):
     Cash surrender value of life insurance    (1,680)     (1,461)     (1,834)
     Tax exempt interest income                (4,189)     (4,840)     (3,951)
     Amortization of intangible assets          2,508       1,406         926
     State income taxes, net                    1,443       1,226       1,093
     Other, net                                   412         809       1,118
                                                  ---         ---       -----
                                             $ 47,372    $ 40,621    $ 35,029
                                             ========    ========    ========

     The tax effects of temporary differences that give rise to significant portions of the net deferred tax asset follow (in thousands):

                                                     December 31,
                                                1997              1996
                                               --------------------------
Deferred tax assets
Allowance for loan losses                       $  24,909         $ 23,815
Other real estate owned                               947              700
Deferred compensation                              12,396           11,503
Investment tax credit carryforwards                 1,548            2,398
Other                                               7,297            5,718
                                                    -----            -----
      Total gross deferred tax asset            $  47,097         $ 44,134
                                                ---------         --------

Deferred tax liabilities
Bank premises and equipment                     $   7,314         $  4,505
Pension plan                                        5,592            4,931
Leveraged leases                                        -              225
Core deposit intangibles                           12,175            8,472
Mortgage servicing rights                          10,031            7,989
Unrealized gain on securities available for         1,345              970
 sale
Other                                               2,787            1,574
                                                    -----            -----
      Total gross deferred tax liability           39,244           28,666
                                                   ------           ------
      Net deferred tax asset                    $   7,853         $ 15,468
                                                =========         ========

     There was no valuation allowance for the gross deferred tax asset as of December 31, 1997, 1996 and 1995. The net change in the total valuation allowance for the year ended December 31, 1995 was a decrease of $3.0 million. This decrease is due to management's belief that it is now more likely than not that DGLC will be able to utilize the entire portion of the investment tax credit carryforwards.
     At December 31, 1997, the Company had investment tax credit carryforwards for federal income tax purposes of approximately $1.6 million which are available to reduce DGLC's future federal income taxes, if any, through 2001.
     The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and anticipated future taxable income over the periods which the deferred tax assets are realizable, management believes it is more likely than not the Company will realize the benefits of these deferred tax assets.
     Income taxes resulting from securities transactions were $731 thousand, $41 thousand, and $322 thousand in 1997, 1996 and 1995, respectively.

NOTE 12 - EMPLOYEE BENEFIT PLANS
         The Company has the following employee benefit plans:

     - A defined benefit pension plan based upon age, length of employment and hours of service covering substantially all employees; - A retirement savings plan covering substantially all employees; - Deferred compensation and stock plans covering certain key executives, directors, and advisory directors; - Incentive stock plan covering certain key executives; and - Employee stock purchase plan available to all full-time employees who have attained legal majority and have one year of continuous service.

         Employee benefit expense (benefit) related to these plans follows (in thousands):

                                   1997             1996              1995
                                   ----             ----              ----
Pension plan                     $  (817)          $  (436)         $   (17)
Retirement savings plan            3,411             2,902            2,693
Deferred compensation plan         3,964             3,695            3,253
Other plans                          868               793              393
                                     ---               ---              ---
                                 $ 7,426           $ 6,954          $ 6,322
                                 =======           =======          =======

     Benefits under the defined benefit pension plan are based on years of service and the employee's compensation during the last five years of employment. The Company's funding policy is to contribute an amount which will satisfy the minimum funding requirements of ERISA and will not exceed the maximum tax-deductible amount allowed by the IRS. The annual contribution is determined by an enrolled actuary and incorporates benefits earned to date and in the future.

     The following table sets forth the plan's funded status and amount recognized in the Company's consolidated statements of condition (in thousands):

                                                                                                      December 31,
                                                                                                 1997              1996
                                                                                              ----------------------------
Actuarial present value of benefit obligations:
      Accumulated benefit obligation, including vested benefits of $97,016
          in 1997 and $88,855 in 1996.                                                        $   99,182       $   90,622
                                                                                              ----------       ----------
      Projected benefit obligation for service rendered to date                                $ 115,038        $ 104,546
Plan assets at fair value, primarily corporate securities                                        171,978          134,853
                                                                                                 -------          -------
Plan assets in excess of projected benefit obligation                                             56,940           30,307
Unrecognized net gain from past experience different from that assumed                           (42,617)         (16,818)
Prior service cost not yet recognized in net periodic pension cost                                 1,629            1,807
Unrecognized net asset, net of amortization over a fifteen-year period                            (1,853)          (2,192)
                                                                                                 -------          ------
Prepaid pension cost                                                                          $   14,099       $   13,104
                                                                                              ==========       ==========

         Net pension benefit included the following components (in thousands):

                                                       1997             1996              1995
                                                       ----             ----              ----
Service cost - benefits earned during the year       $  4,375           $ 3,656          $ 2,781
Interest cost on projected benefit obligation           7,681             6,954            6,318
Actual return on plan assets                          (38,910)          (10,734)          (8,571)
Net amortization and deferral                          26,037              (312)            (545)
                                                      --------              -----           -----
Net periodic pension benefit                        $    (817)         $   (436)        $    (17)
                                                    ==========         =========        =========

     The weighted-average discount rate used in determining the actuarial present value of the projected benefit obligations was 7.25% in 1997 and 1996. The rate of increase in future compensation was 5.0% in 1997 and 1996 and the expected long-term rate of return on plan assets was 9.0% in 1997 and 1996.
     Under the retirement savings plan, the Company automatically contributes an amount equal to 2% of each participant's base salary to the plan. A participant, in addition, may elect to contribute up to 15% of base salary to the plan. The Company contributes an additional amount to the plan equal to 50% of the participant's contribution up to 5% of base salary.
     Participants of the deferred compensation plan can defer a portion of their compensation for payment after retirement or termination of employment. Life insurance contracts have been purchased which may be used to fund payments under the plan.
     The incentive stock plan includes the granting of incentive stock options, nonqualified stock options, stock appreciation rights, and restricted stock awards. Stock options are granted at a price equal to the market value of the stock at the date of grant and are exercisable for a period not to exceed ten years from the date of grant. The maximum number of shares subject to the plan is 1.91 million.
     The Company accounts for the incentive stock plan under APB Opinion No.
25, under which no compensation cost has been recognized. Had compensation cost for the plan been determined consistent with SFAS No. 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts (in thousands except per share data):

                                    1997             1996              1995
                                    ----             ----              ----
Net income
      As reported                 $ 92,280          $ 83,610         $ 72,620
      Pro forma                     91,565            82,482           71,364
Basic net income per share
      As reported                 $   2.25          $   2.16         $   1.89
      Pro forma                       2.23              2.13             1.86
Diluted net income per share
      As reported                 $   2.23          $   2.14         $   1.87
      Pro forma                       2.21              2.11             1.84


     Because the SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.
     In the above pro forma disclosures, the fair value of each grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1997, 1996 and 1995, respectively: risk-free investment rate of 6.87%, 6.34% and 6.28%, expected dividend yield of 2.58%, 2.55% and 2.55%, expected life of seven years, and expected volatility of 22.40%, 21.58%, and 19.99%.
     The following table summarizes the Company's option activity (in thousands):

                                            1997       1996         1995
                                            ----       ----         ----
Options outstanding at beginning of year     678         886         848
Options issued and assumed                   131         160         180
Options exercised and expired               (135)       (368)       (142)
                                            -----       -----       ----
Options outstanding at end of year           674         678         886
                                             ===         ===         ===

     All options are nonqualified stock options. The exercise prices of the options are $31.00, $23.63, and $17.75 per share for options issued in 1997, 1996 and 1995, respectively. The weighted average exercise price of all options outstanding at December 31, 1997 is $18.54.
     Participants in the employee stock purchase plan may contribute up to 5% of their base salary. The Company's contribution to each participant's account is 25% of the participant's contribution. Common stock of the Company is purchased for the plan on the open market.
     The Company also provides certain health care and life insurance benefits for retired employees. For those employees who have retired and active employees eligible to retire as of January 1, 1993, the Company shares in the cost of these benefits. Employees eligible to retire are those age 55 with 10 years of service. The Company pays 50% of the cost of these benefits for the retiree and covered spouse until the retiree becomes Medicare eligible (age 65). After the retiree attains age 65, the retiree pays the full cost of these benefits. Active employees not eligible to retire before January 1, 1993, pay the full cost of coverage for these benefits at retirement. The plan is unfunded.
     The following table sets forth the amount recognized in the Company's consolidated statements of condition (in thousands):

                                                                 December 31,
                                                              1997       1996
                                                             ------------------
Accumulated postretirement benefit obligation
      Retired participants                                   $    879   $ 1,235
      Fully eligible active plan participants                     581       342
      Other active plan participants                              397       209
                                                                  ---       ---
                                                                1,857     1,786
Unrecognized net gain from past experience different from
      that assumed and from changes in actuarial assumptions      321       409
                                                                  ---       ---
Accrued postretirement benefit cost                           $ 2,178   $ 2,195
                                                              =======   =======

     Net periodic postretirement benefit cost included the following components (in thousands):

                                                          1997             1996              1995
                                                          ----             ----              ----
Service cost - benefits earned during the period        $   33            $   27           $   20
Interest costs on projected benefit obligation             128               112              136
Net amortization and deferral                              (14)              (52)             (29)
                                                           ----              ----             ---
Net periodic postretirement benefit cost                $  147            $   87            $ 127
                                                        ======            ======            =====


     The discount rate used in determining the accumulated postretirement benefit obligation was 7.25% in 1997 and 1996. The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 9.8% in 1997 and 10.6% in 1996, graded down to 9.0% in 1998 and graded down each year to an ultimate rate of 5% in 2008. If the health care cost trend rate assumptions were increased by 1%, the accumulated postretirement benefit obligation as of December 31, 1997, would be increased by 1%. The effect of this change on the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1997 would be an increase of 1%.

NOTE 13 - EQUITY RESTRICTIONS
     DGNB is subject to certain regulations controlling national banks that restrict the amount of dividends that may be distributed and the amount of loans that may be made by the bank to the parent.
     Dividends paid by the Company are substantially provided from dividends received from DGNB. The approval of the Comptroller of the Currency is required if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits, as defined, for that year combined with its retained net profits of the preceding two years. DGNB has available for payment of dividends in 1998, without regulatory approval, $13.9 million plus its net profits for 1998.


NOTE 14 - REGULATORY MATTERS
     The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, or discretionary actions by regulators that, if undertaken, could have a direct and material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
     Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). The minimum required ratios of Total and Tier 1 capital to risk-weighted assets and Tier 1 capital to average assets are 8.0%, 4.0% and 4.0%. respectively. Management believes that the Company meets all capital adequacy requirements to which it is subject at December 31, 1997.
     At December 31, 1997, the most recent notification from the Office of the Comptroller of the Currency categorized the Company's subsidiary bank, DGNB, as well capitalized under the regulatory framework for prompt corrective action. During 1997, the Company's other subsidiary banks were merged into DGNB. To be categorized as well capitalized, the Company's subsidiary bank must maintain Total risk-based, Tier I risk-based, and Tier I leverage ratios of 10.0%, 6.0% and 5.0% respectively. There are no conditions or events since that notification that management believes have changed the bank's category.
     The Company's and its significant banking subsidiaries' actual capital amounts and ratios are presented in the following table (dollars in thousands):

                                                December 31, 1997                  December 31, 1996
                                                -----------------                  -----------------
                                            Amount             Rate            Amount             Rate
Total Capital (to Risk-Weighted Assets)
         Consolidated                      $ 557,620           11.12%         $ 554,254           12.67%
         Deposit Guaranty National Bank      614,070           12.34            430,478           13.32
         Commercial National Bank                N/A            N/A             109,072           12.79

Tier 1 Capital (to Risk-Weighted Assets)
         Consolidated                        494,896            9.87            499,489           11.42
         Deposit Guaranty National Bank      551,829           11.09            390,267           12.07
         Commercial National Bank                N/A            N/A              98,345           11.54

Tier 1 Capital (to Average Assets)
         Consolidated                        494,896            7.47            499,489            8.23
         Deposit Guaranty National Bank      551,829            8.37            390,267            8.96
         Commercial National Bank                N/A            N/A              98,345            9.05


   The Company is required to maintain cash on hand or noninterest-bearing balances with the Federal Reserve Bank to meet reserve requirements. Such reserve requirements are based on a percentage of the volume of certain deposits. The average required balances with the Federal Reserve Bank for the year ended December 31, 1997, was approximately $2 million.


NOTE 15 - OFF-BALANCE SHEET RISK, COMMITMENTS AND CONTINGENCIES
   In the normal course of business the Company is a party to financial instruments with off-balance sheet risk to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby and commercial letters of credit, securities lent, futures and forward contracts, interest rate contracts and options. Those instruments involve, to varying degrees, elements of credit and/or interest rate risk in excess of the amounts recognized in the consolidated financial statements. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.
   The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby and commercial letters of credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. For futures, forward contracts, interest rate contracts, and options, the contract or notional amounts do not represent exposure to credit loss. Credit risk for those instruments is controlled by limits and monitoring procedures.

COMMITMENTS
   At December 31, 1997, the financial instruments with contract amounts representing credit risk and those with notional or contract amounts exceeding the amount of credit risk are listed in the following table (in thousands):

                                                                                      Contract
                                                                                       Amount

Financial instruments with contract amounts representing credit risk:
      Commitments to extend credit                                                   $1,235,542
      Standby letters of credit                                                          96,003
      Commercial letters of credit                                                        3,617
Financial  instruments with notional or contract amounts exceeding the amount of credit risk:
      Commitments to purchase securities                                                 20,080
      Commitments to sell securities                                                     19,880

     Commitments to extend credit are agreements to lend money with fixed expiration dates or other termination clauses. The Company periodically reassesses the customers' creditworthiness through ongoing credit reviews. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Collateral is obtained based on the Company's assessment of the customer's creditworthiness.
     Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk and collateralization policy involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers.
     The Company issues commercial letters of credit which are short-term commitments used to finance commercial contracts for the shipment of goods. Under these instruments, the Company substitutes its own creditworthiness for that of the customer by committing to pay a third party under certain contractual conditions. These instruments are collateralized by the goods being shipped.

     Securities lending involves transactions in which two parties simultaneously lend securities of varying grades to each other, agreeing to return these same securities at a future date. Collateral guidelines require the lender of the relative lesser grade securities to deliver, through a tri-party custodian, securities exceeding 102% of the market value of the securities received by such lender. In order to reduce market risk, the securities, both lent and received, are marked-to-market daily by the custodian. The process can be terminated daily, so there is no term exposure. Furthermore, since this is a securities loan, the Company retains ownership of such securities under this program.
     Commitments to purchase and sell securities, futures and forward contracts are contracts for delayed delivery of securities, foreign currencies or money market instruments in which the seller agrees to make delivery of a specified instrument at a specified future date, at a specified price or yield. Risks arise from the possible inability of counterparties to meet the terms of their contracts and from movements in interest rate and securities values.

DERIVATIVES
     Risk management derivative instruments are used to manage the Company's exposure to interest rate and market risk. Exposure to market risk is managed in accordance with risk limits set by senior management. All positions are netted for risk-management purposes. Credit risk is minimized by using only exchange-traded futures and options, utilizing a position netting strategy, and requiring that all positions be fully collateralized.
     The notional or contract amounts on risk management derivative instruments normally exceed the amount of credit risk to the Company. The positions of the Company in these instruments at December 31, 1997 is summarized in the following table (in thousands):

                                       Contract or
                                        Notional
                                         Amount
--------------------------------------------------
Interest rate swap agreements        $   156,225
Interest rate floors                     300,000
Forward contracts                        139,195

     Interest rate swap agreements are entered into by the Company primarily to manage interest rate exposure. These are contractual agreements between counterparties to exchange interest streams based on notional principal amounts over a set period of time. Interest rate swap agreements normally involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal amounts. The notional or principal amount does not represent an amount at risk, but is used only as a basis for determining the actual cash flows related to the interest rate contracts. Market risk, due to potential fluctuations in interest rates, is inherent in swap agreements. At December 31, 1997, the Company had no aggregate estimated cost of replacement ( the cost of replacing an existing contract if the counterparty defaults) for the interest rate swap contracts. All interest rate swap counterparties have collateral arrangements with the Company.
     Interest-rate caps with three-year maturities were purchased during 1994 in anticipation of further increases in interest rates, and were assigned to certificates of deposit with maturities of three months or less. The interest rate caps allowed the Company to limit its exposure to unfavorable interest fluctuations over and above a "capped" rate. A premium was paid for this protection. The risk assumed by the Company was limited to the amount of the premium and not the notional amount of the interest rate cap. At December 31, 1997, the Company did not have any outstanding interest rate caps.
     Interest-rate floors with five-year maturities were purchased during 1995 in anticipation of decreases in interest rates, and were assigned to commercial loans. The interest-rate floors allow the Company to limit its exposure to unfavorable interest fluctuations below a particular rate. A premium is paid for this protection. The risk assumed by the Company is limited to the amount of the premium and not the notional amount of the interest-rate floor. At December 31, 1997, the unamortized portion of the interest-rate floor was $1.9 million.
     Futures and forward contracts are contracts for the delayed delivery of securities in which the seller agrees to make delivery of a specified instrument at a specified future date, at a specified price or yield. Risks arise from the possible inability of the counterparties to meet the terms of their contracts and from movements in interest rates and securities values. The Company intends to offset or close out open positions prior to settlement; therefore, the total contract amounts of futures and forward contracts represent the extent of the Company's involvement. The Company is subject only to the change in value of the instruments. Future contracts settle in cash daily, therefore there is minimal risk to the Company.
     The Company was a party to a small number of foreign exchange spot and forward transactions during 1997. These contracts generally involve the exchange of United States currency for a foreign currency. Spot foreign-exchange transactions normally settle within two business days, and forward transactions can settle up to a year in the future. At December 31, 1997, the Company had no foreign exchange contracts outstanding.
     Option contracts allow the holder of the option to purchase or sell a financial instrument from the seller or writer of the option at a specified price within a specified period of time. The Company has written call options on securities held in the available for sale securities portfolio during the year. Options which have been written do not expose the Company to credit risk. At December 31, 1997, the Company had no option contracts outstanding.

LITIGATION
     DGNB is a defendant in a case in which the plaintiffs are beneficiaries of a trust for which DGNB is the trustee. In an amended complaint, the plaintiffs claim that DGNB was negligent in its dealings with the trust property, breached its trust duties by allegedly abusing its discretion and negligently handling trust assets, engaged in self dealing, and was grossly negligent in its handling of the trusts. The case seeks actual damages for waste of trust assets and loss of income and punitive damages, both in an unspecified amount to be proven at trial, and attorney fees and court costs. While the ultimate outcome of the lawsuit cannot be predicted with certainty, management denies all liability and believes that the ultimate resolution of this matter will not have a material effect on the Company's consolidated financial statements.
     In addition, the Company is subject to numerous other pending and threatened legal actions arising in the normal course of business, and management believes that the ultimate resolution of these matters will not have a material effect on the Company's consolidated financial statements.


NOTE 16 - STOCK SPLIT
     The Company declared a two-for-one stock split effective December 2, 1996. All shares outstanding and per share amounts are calculated assuming the split occurred at the beginning of the earliest period presented.


NOTE 17 - FAIR VALUES OF FINANCIAL INSTRUMENTS
     SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires that the Company disclose estimated fair values for its financial instruments. Because no market exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, and other factors.
     These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions significantly affect the estimates and as such, the derived fair value may not be indicative of the value negotiated in an actual sale and may not be comparable for the Company versus other financial institutions.
     In addition, the fair value estimates are based on existing on-and-off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the Company has significant fee generation businesses that are not considered financial instruments and their value has not been incorporated into the fair value estimates. Significant assets that are not considered financial assets include trust services, mortgage banking operations, brokerage network, deferred tax assets, bank premises and equipment, core deposit intangibles and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.
Fair value estimates, methods, and assumptions are set forth below.
     CASH AND SHORT-TERM INVESTMENTS: The carrying amount is a reasonable estimate of fair value for cash, interest-bearing bank balances, federal funds sold and securities purchased under agreements to resell due to the maturity of those instruments being less than six months.
     TRADING ACCOUNT SECURITIES: The carrying amount of trading account securities is fair value which is based on quoted market prices, where available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.
     SECURITIES AVAILABLE FOR SALE AND INVESTMENT SECURITIES: Fair values for securities available for sale and investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.
     LOANS: The fair values are estimated for portfolios of loans with similar characteristics. Loans are segregated by type such as commercial taxable and nontaxable, residential mortgage and consumer. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and nonperforming categories.
     The fair value of performing adjustable-rate loans is the carrying value adjusted for the discounted value of the expected future loan losses. The fair value of performing fixed-rate loans is calculated by discounting cash flows based on estimated scheduled maturities reduced by expected future loan losses. The discount rate is estimated using the rate currently offered for similar loans with similar maturities. The fair value of residential mortgage loans is based on quoted market prices.

     The fair value of nonperforming loans is calculated by discounting expected cash flows as projected based on historical cash flows of such nonperforming loans adjusted for expected loan losses. The discount rate is estimated using the rates currently offered for acceptable credit quality loans with similar maturities.
     DEPOSITS: The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits and savings accounts, is equal to the amount payable on demand, which is also their carrying amount. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar maturities.
     SHORT-TERM BORROWINGS: The carrying amounts of federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings approximate their fair values due to the short maturity of those instruments.
     LONG-TERM DEBT: The fair value of the Company's long-term debt is estimated using discounted cash flow analyses based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.
     COMMITMENTS: The fair value of commercial commitments to extend credit and letters of credit is the remaining unamortized amount of the prepaid fee charged to enter into the agreement or the discounted cash flows of estimated fees that will be charged over the life of the agreement taking into account the remaining terms of the agreements and counterparties' credit standing. The fair value of residential mortgage lending commitments is based on quoted market prices considering expected funding, the contractual interest rates and current market rates.
     DERIVATIVES: Interest rate swaps, interest rate caps, interest rate floors, futures, forwards, and option contracts are the primary derivative financial instruments used by the Company. The fair values of interest rate swap agreements, interest rate caps, interest rate floors, futures, forwards, and option contracts are obtained from market quotes. These values represent the estimated amount the Company would receive or pay to terminate the contracts or agreements, taking into account current interest rates and, when appropriate, the current creditworthiness of the counterparties.
         The estimated fair values of the Company's financial instruments are as follows (in thousands):

                                                                 December 31, 1997                  December 31, 1996
                                                                 -----------------                  -----------------
                                                            Carrying            Fair           Carrying            Fair
                                                             Amount             Value           Amount             Value
                                                         ----------------------------------------------------------------
Financial Assets
      Cash and short-term investments                    $    488,945      $   488,945      $    434,381     $    434,381
      Trading account securities                                1,459            1,459             2,505            2,505
      Securities available for sale                         1,424,527        1,424,527         1,462,038        1,462,038
      Investment securities                                   174,952          181,266           145,087          152,412
      Loans                                                 4,367,032        4,390,859         3,917,672        3,919,005

Financial Liabilities
      Deposits                                              5,373,962        5,380,493         5,025,749        5,042,909
      Short-term borrowings                                   642,812          642,812           543,029          543,029
      Long-term liabilities                                   186,397          189,544            99,405          100,659

Commitments
      Commitments to extend credit                             (3,839)          (8,696)           (1,514)          (6,576)
      Letters of credit                                             -             (273)                -           (1,222)
      Commitments to purchase securities                            -               32                 -             (894)
      Commitments to sell securities                                -                -                 -              (18)

Risk Management Derivatives
      Interest rate swap agreements                               (53)          (2,677)              198            1,607
      Forward contracts                                             -           (5,741)                -              377
      Interest rate caps                                            -                -               751                7
      Interest rate floors                                      1,883            1,604             2,669            2,814


NOTE 18 - DEPOSIT GUARANTY CORP. (PARENT COMPANY ONLY) FINANCIAL INFORMATION STATEMENTS OF CONDITION
(in Thousands)

                                                                                                      December 31,
                                                                                                 1997              1996
                                                                                             ----------------------------
Assets
Cash on deposit with bank subsidiary                                                          $    2,604        $  47,196
Interest-bearing bank balance with unaffiliated bank                                               7,600                -
Securities purchased from bank subsidiary under agreements to resell                              21,500                -
Investment in subsidiaries:
      Bank subsidiaries                                                                          705,709          637,423
      Nonbank subsidiaries                                                                         8,090            7,742
Cash dividends receivable from bank subsidiaries                                                  11,500            8,376
Other assets                                                                                      27,103           27,651
                                                                                               ---------        ---------
      Total assets                                                                             $ 784,106        $ 728,388
                                                                                               =========        =========

Liabilities
Cash dividends payable                                                                       $     9,389      $     8,156
Long-term liabilities                                                                            101,397           99,405
Other liabilities                                                                                 38,082           39,561
                                                                                                  ------      -----------
      Total liabilities                                                                          148,868          147,122
                                                                                                 -------       ----------
Stockholders' equity                                                                             635,238          581,266
                                                                                                 -------       ----------
      Total liabilities and stockholders' equity                                               $ 784,106        $ 728,388
                                                                                               =========        =========


STATEMENTS OF EARNINGS
(in Thousands)

                                                                                             Year Ended December 31,
                                                                                          1997         1996         1995
                                                                                      -----------------------------------
Income
Cash dividends from bank subsidiaries                                                 $ 143,858     $ 30,620     $ 24,334
Consultant and management fees from subsidiaries                                         35,902       34,289       28,114
Interest from subsidiaries                                                                  466        1,963          557
Other                                                                                       784          167          108
                                                                                            ---   ----------   ----------
      Total income                                                                      181,010       67,039       53,113
                                                                                        -------     --------     --------
Expenses
Interest                                                                                  7,804        4,693          437
Salaries and employee benefits                                                           23,368       25,597       21,118
Other                                                                                    18,003       18,213       13,968
                                                                                         ------     --------     --------
Total expenses                                                                           49,175       48,503       35,523
                                                                                         ------     --------     --------
Income before income taxes and equity in undistributed income
      (dividends in excess of income) of subsidiaries                                   131,835       18,536       17,590
Income tax benefit                                                                        6,519        5,211        4,513
                                                                                          -----   ----------    ---------
Income before equity in undistributed income (dividends in excess of
      income) of subsidiaries                                                           138,354       23,747       22,103
Equity in undistributed income (dividends in excess of income) of subsidiaries:
      Bank subsidiaries                                                                 (46,422)      59,337       49,691
      Nonbank subsidiaries                                                                  348          526          826
                                                                                            ---    ---------     --------
Net income                                                                             $ 92,280     $ 83,610     $ 72,620
                                                                                       ========     ========     ========


STATEMENTS OF CASH FLOWS
(in Thousands)

                                                                                                Year Ended December 31,
                                                                                          1997         1996          1995
                                                                                       -----------------------------------
Cash flows from operating activities
Net income                                                                             $ 92,280     $ 83,610     $ 72,620
Adjustments to reconcile net income to net cash provided by operating activities:
      Provision for depreciation and amortization                                         2,175        3,344       2,9862
      Increase (decrease) in other liabilities                                           (1,479)      11,723        5,557
      Increase in other assets                                                             (504)      (9,129)      (3,424)
      Dividends in excess of income (equity in undistributed income)
          of subsidiaries                                                                46,074      (59,863)     (50,517)
                                                                                         ------   -----------  ----------
          Net cash provided by operating activities                                     138,546       29,685       27,222
                                                                                        -------    ---------   ----------
Cash flows from investing activities
Net increase in interest bearing balances with non affiliated bank                       (7,600)           -            -
Net decrease (increase) in securities purchased from bank subsidiary
      under agreements to resell                                                        (21,500)           -       13,466
Net decrease in notes receivable from nonbank subsidiary                                      -        2,990          750
Payments for investments in and advances to subsidiaries                                (28,952)        (174)      (9,294)
Purchases of premises and equipment                                                      (3,961)      (2,071)      (1,086)
Proceeds from sales of premises and equipment                                               156          301           11
                                                                                            ---          ---           --
          Net cash provided (used) by investing activities                              (61,857)       1,046        3,847
                                                                                        --------  ----------    ---------
Cash flows from financing activities
Increase (decrease) in short-term borrowings                                                  -      (27,600)      27,600
Proceeds from long-term liabilities                                                           -       99,381            -
Proceeds from early termination of swap contract on long-term liabilities                 2,038            -            -
Proceeds from exercise of common stock options                                            1,931        3,845          997
Purchases of common stock                                                               (92,925)     (39,100)     (32,382)
Cash dividends paid                                                                     (32,325)     (26,507)     (21,355)
                                                                                        --------   ----------    --------
          Net cash provided (used) by financing activities                             (121,281)      10,019      (25,140)
                                                                                       ---------   ---------     --------
          Net increase (decrease) in cash                                               (44,592)      40,750        5,929
          Cash at beginning of year                                                      47,196        6,446          517
                                                                                         ------   ----------   ----------
          Cash at end of year                                                       $     2,604     $ 47,196     $  6,446
                                                                                    ===========     ========     ========